EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES AUGUST CASH DISTRIBUTION

    Dallas, Texas, August 21, 2007 - Bank of America, N.A., as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.290770 per unit, payable on September 17, 2007, to unitholders of record on August 31, 2007.  The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	17,000	202,000	$63.61	$8.92

Prior Month	19,000	220,000	$52.83	$8.72

    Reversion Agreement

    Certain properties underlying the 90% net profits interests are subject to a reversion agreement calling for the transfer of 25% of XTO’s interest in those properties to an unrelated third party when payout occurs. XTO Energy has informed the trustee that payout occurred effective with the July 2007 distribution, thereby reducing the July 2007 distribution and all future distributions by approximately five percent.

    For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President Bank of America, N.A. Toll Free - 877/228-5084

Statements made in this press release, including those related to timing of payout under the reversion agreement and the impact on future payments as a result of the reversion of properties under the reversion agreement, are "forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties which are detailed in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by this reference as though fully set forth herein. Although XTO Energy and the trustee believe that the expectations reflected in such forward-looking statements are reasonable, neither XTO Energy nor the trustee can give any assurance that such expectations will prove to be correct.